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                                                               Exhibit 23.2





                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-59771) pertaining to the 1993 Jonathan B. Weller Non-Qualified Stock Option Plan, the Registration Statement (Form S-8 No. 33-59773) pertaining to the Amended Incentive and Non-Qualified Stock Option Plan, the Registration Statement (Form S-8 No. 33-59767) pertaining to the Option Plan for Non-Employee Trustees, and the Registration Statement (Form S-3 No. 33-61115) and related Prospectus of Pennsylvania Real Estate Investment Trust of our report dated October 18, 1996, with respect to the financial statements of Lehigh Valley Associates included in Pennsylvania Real Estate Investment Trust's Annual Report (Form 10-K) for the year ended August 31, 1997.



                                                 /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
November 26, 1997